EXHIBIT 99.1

For further Information:

At the Company:	At PondelWilkinson:	Corporate Headquarters Address:
Ron Santarosa	Angie Yang	3027 Townsgate Road, Suite 300
805-322-9333	310-279-5980	Westlake Village, CA 91361

For Immediate Release

FIRST CALIFORNIA FINANCIAL GROUP RECEIVES $25 MILLION FROM

U.S. TREASURY’S CAPITAL PURCHASE PROGRAM

WESTLAKE VILLAGE, Calif., December 19, 2008 – First California Financial Group, Inc. (Nasdaq:FCAL) today announced that it has received $25 million of new capital from the U.S. Treasury Department’s Capital Purchase Program (TARP). As of September 30, 2008, First California’s total risk-based capital ratio of 14.01% was already well above the regulatory requirement of 10.00% for a “well capitalized” institution, but increased pro forma to 16.91% with the additional capital from the TARP. First California’s tangible equity to tangible assets ratio has also increased from 7.29% as of September 30, 2008 to 9.42% pro forma.

“In spite of the challenging financial environment, First California has strong asset quality metrics, more than sufficient liquidity and solid capital positioning,” said C. G. Kum, president and chief executive officer. “The company’s receipt of funds from the government’s TARP program underscores the strength and soundness of First California, and allows us to increase our ability to provide prudent lending to consumers and businesses in the communities that we serve.”

Under the terms of the TARP program, the Treasury purchased $25 million of senior preferred shares of First California, with 10-year warrants to purchase up to $3.75 million in common stock. This amounts to a total of 25,000 shares of Series B Fixed-Rate Cumulative Perpetual Preferred Stock with a $1,000 liquidation preference and a Warrant to purchase up to 559,042 shares of First California’s Common Stock at an exercise price of $6.26. The company will pay the government a 5% dividend on the preferred shares annually for each of the first five years of the investment and a 9% dividend thereafter until the preferred shares are redeemed.

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is an emerging force in Southern California banking. With assets exceeding $1 billion, the company operates throughout Southern California, primarily under the First California Bank brand. The bank’s focus is the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate, development and construction companies. With a commitment to provide the best client service available in its markets, the bank offers a full line of quality commercial banking products through 12 full-service branch offices. The holding company’s website can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

First California Financial Group, Inc.

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Forward-looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the maintenance of First California’s asset quality, liquidity, capital position and lending capacity. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business, including the likelihood of a U.S. recession, which may be prolonged, a slowdown in construction activity, inflation, interest rate, securities market and monetary fluctuations, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California and First California Bank to retain customers, demographic changes, demand for the products or services of First California and First California Bank, as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in First California’s Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission (“SEC”). The documents filed by First California with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.

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